NEWS RELEASE OLD REPUBLIC ANNOUNCES SPECIAL DIVIDEND CHICAGO – December 12, 2025 – Old Republic International Corporation (NYSE: ORI) – today announced that its Board of Directors has declared a special cash dividend of $2.50 per share. This special dividend is payable on January 14, 2026 to shareholders of record on January 2, 2026 and will return approximately $620 million to shareholders. Craig R. Smiddy, President and CEO, commented, “Old Republic’s strong performance continues to generate excess capital for return to shareholders. This special dividend complements our ongoing share repurchase program and demonstrates our commitment to optimizing capital allocation. We remain focused on profitable organic growth, launching new specialty businesses, technology investments and strategic niche acquisitions, including the pending purchase of ECM. Over the past five years we have returned over $5.0 billion to shareholders and reduced shares outstanding by over 20%.” The Board’s decision reflects such factors as the current and foreseeable liquidity and capital needs of the parent holding company and its insurance company subsidiaries. The Company also provided an update on repurchase activity, noting that $47 million of shares had been repurchased in the fourth quarter, with $864 million remaining authorized. Old Republic may continue to purchase shares on a discretionary basis from time to time through open- market purchases, private negotiated transactions or other means. About Old Republic Old Republic is a leading specialty insurer that operates diverse property & casualty and title insurance companies. Founded in 1923 and a member of the Fortune 500, we are a leader in underwriting and risk management services for business partners across the United States and Canada. Our specialized operating companies are experts in their fields, enabling us to provide tailored solutions that set us apart. For more information, please visit www.oldrepublic.com. At Old Republic: At Financial Relations Board: Craig R. Smiddy: President and Chief Executive Officer Investors: Joe Calabrese/jcalabrese@mww.com